Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Investor Relations
(718)709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2008 PRE-TAX RESULTS
New York, NY (January 29, 2009) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its pre-tax results for the fourth quarter and full year 2008:
•	Pre-tax loss of $49 million in the fourth quarter, which includes a special non-cash charge of $53 million related to the valuation of JetBlue’s auction rate securities. Excluding this special charge, JetBlue reported pre-tax income for the quarter of $4 million. This compares to a pre-tax loss of $3 million in the year-ago period.

•	For the full year 2008, JetBlue reported a pre-tax loss of $76 million. Excluding the special charge, JetBlue reported a pre-tax loss of $23 million. This compares to pre-tax income of $41 million for the full year 2007.

•	JetBlue is evaluating the tax deductibility of the special charge, but has not yet finalized the amount given the technical nature of the issue. As a result, today JetBlue is only reporting its pre-tax results. Once the tax treatment for this special charge is finalized, JetBlue will report its net results in its Annual Report on Form 10-K, which will be filed in mid-February.
“While we are disappointed to report a loss, I am very proud of what JetBlue accomplished in 2008,” said Dave Barger, JetBlue’s CEO. “Against the backdrop of record fuel prices and unprecedented economic challenges, we effectively managed our capacity and strengthened our network. We also made significant progress in our efforts to further enhance the JetBlue experience for our customers. JetBlue’s industry-leading unit revenue growth throughout the year reflects the outstanding work of our crewmembers.”
Operational Performance
Operating revenues for the fourth quarter totaled $811 million, representing growth of 9.8% over operating revenues of $739 million in the fourth quarter of 2007. For the full year, operating revenues totaled $3.39 billion, representing growth of 19.2% over operating revenues of $2.84 billion for the full year 2007.
For the fourth quarter, revenue passenger miles decreased 5.0% year-over-year to 5.9 billion on a capacity decrease of 7.4%, resulting in a fourth quarter load factor of 78.6%, an increase of 2.0 points year over year. Yield per passenger mile in the fourth quarter was 12.23 cents, up 12.3% compared to the fourth quarter of 2007. Passenger revenue per available seat mile (PRASM) for the fourth quarter 2008 increased 15.3% year-over-year to 9.62 cents. For the full year 2008, PRASM increased 14.0% year over year.

Operating expenses for the quarter increased 7.5%, or $53 million, over the prior year period. JetBlue’s operating expense per available seat mile (CASM) for the fourth quarter increased 16.1% year-over-year to 10.14 cents. Excluding fuel, CASM increased 17.2% to 6.42 cents. For the full year 2008, JetBlue’s CASM, excluding fuel, increased 8.7% to 5.94 cents.
Fuel Hedging
JetBlue hedged approximately 24% of its fuel consumption during the fourth quarter, resulting in a realized fuel price of $2.67 per gallon, a 14.0% increase over fourth quarter 2007 realized fuel price of $2.34. JetBlue recorded $58 million in losses on fuel hedges that settled during the fourth quarter.
Due to the rapid decline in fuel prices during the fourth quarter, JetBlue modified its fuel hedge portfolio, effectively minimizing fuel hedging losses and cash collateral requirements related to further oil price declines. At the end of the fourth quarter, JetBlue had posted approximately $117 million in cash collateral with fuel hedge counterparties related to its 2009 fuel hedge contracts.
As of December 31, 2008, JetBlue had hedged approximately 8% of its projected fuel requirements for 2009. JetBlue expects an average price per gallon of fuel, including the impact of hedges, of $2.07 in the first quarter and $1.99 for the full year 2009.
“We expect lower fuel prices will provide significant savings to JetBlue in 2009,” said Ed Barnes, JetBlue’s CFO.
Balance Sheet Update
JetBlue ended the fourth quarter with $561 million in cash and cash equivalents. In addition, JetBlue had $258 million of auction rate securities, net of impairment losses, at the end of the quarter. JetBlue recorded a $53 million accounting charge in the fourth quarter to reflect a decline in the market value of some of its auction rate securities. The accompanying financial tables contain further information regarding this impairment charge.
“We strengthened our balance sheet in 2008 by paying down almost $700 million of debt, and we will continue to take steps to bolster our liquidity,” said Barnes. “With minimal debt maturities in 2009, we believe JetBlue is very well positioned to successfully manage through this period of economic uncertainty and build for the future.”
First Quarter and Full Year Outlook
Looking ahead, for the first quarter of 2009, JetBlue expects to report an operating margin between six and eight percent. Pre-tax margin for the quarter is expected to be between zero and two percent. PRASM is expected to increase between two and four percent year over year. RASM is expected to increase between five and seven percent year over year. CASM is expected to increase between zero and two percent over the year-ago period. Excluding fuel, CASM in the first quarter is expected to increase between 11 and 13 percent year over year. Capacity is expected to decrease between five and seven percent in the first quarter and stage length is expected to decrease roughly six percent over the same period last year.

For the full year 2009, JetBlue expects to report an operating margin between 12 and 14 percent. Pre-tax margin for the full year is expected to be between six and eight percent. PRASM for the full year is expected to increase between one and four percent year over year. RASM for the full year is expected to increase between three and six percent. CASM for the full year is expected to decrease between five and seven percent over full year 2008. Excluding fuel, CASM in 2009 is expected to increase between 10 and 12 percent year over year. Capacity for the full year 2009 is expected to decrease between zero and two percent over 2008 and stage length is expected to decrease about six percent over full year 2008.
JetBlue will conduct a conference call to discuss its quarterly earnings today, January 29, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.
About JetBlue
New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 52 cities with 600 daily flights. New service to San Jose, Costa Rica, begins in 2009. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2008	2007	Change		2008	2007	Change

OPERATING REVENUES
Passenger	$722	$677	6.7		$3,056	$2,636	15.9
Other	89	62	43.0		332	206	61.1

Total operating revenues	811	739	9.8		3,388	2,842	19.2

OPERATING EXPENSES
Aircraft fuel	280	264	5.9		1,352	929	45.5
Salaries, wages and benefits	175	167	4.5		694	648	7.0
Landing fees and other rents	48	44	8.0		200	180	10.6
Depreciation and amortization	60	47	30.4		205	176	16.6
Aircraft rent	32	32	1.1		129	124	4.2
Sales and marketing	33	29	16.7		151	121	25.5
Maintenance materials and repairs	30	28	3.7		127	106	19.4
Other operating expenses	104	98	6.4		421	389	8.4

Total operating expenses	762	709	7.5		3,279	2,673	22.7

OPERATING INCOME	49	30	62.6		109	169	(35.2)

Operating margin	6.1%	4.1%	2.0	pts.	3.2%	6.0%	(2.8)	pts.

OTHER INCOME (EXPENSE)
Interest expense	(59)	(59)	0.0		(232)	(225)	3.1
Capitalized interest	5	13	(59.9)		48	43	11.3
Interest income and other	(44)	13	(439.3)		(1)	54	(102.1)

Total other income (expense)	(98)	(33)	192.9		(185)	(128)	44.8

INCOME (LOSS) BEFORE INCOME TAXES	(49)	(3)			(76)	41

Pre-tax margin	(6.0)%	(0.4)%	(5.6)	pts.	(2.2)%	1.4%	(3.6)	pts.

Weighted average shares outstanding (thousands):
Basic	247,748	181,156			228,390	179,766
Diluted	247,748	181,156			228,390	184,260

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2008	2007	Change		2008	2007	Change

Revenue passengers (thousands)	5,108	5,181		(1.4)	21,920	21,387	2.5
Revenue passenger miles (millions)	5,904	6,211		(5.0)	26,071	25,737	1.3
Available seat miles (ASMs) (millions)	7,510	8,113		(7.4)	32,442	31,904	1.7
Load factor	78.6%	76.6%	2.0	pts.	80.4%	80.7%	(0.3	)pts.
Breakeven load factor (a)	80.6%	78.4%	2.2	pts.	84.2%	80.7%	3.5	pts.
Aircraft utilization (hours per day)	11.2	12.6		(11.2)	12.1	12.8	(5.5)

Average fare	$141.37	$130.61		8.2	$139.40	$123.23	13.1
Yield per passenger mile (cents)	12.23	10.89		12.3	11.72	10.24	14.5
Passenger revenue per ASM (cents)	9.62	8.34		15.3	9.42	8.26	14.0
Operating revenue per ASM (cents)	10.80	9.10		18.6	10.44	8.91	17.2
Operating expense per ASM (cents)	10.14	8.73		16.1	10.11	8.38	20.6
Operating expense per ASM, excluding fuel (cents)	6.42	5.48		17.2	5.94	5.47	8.7
Airline operating expense per ASM (cents) (a)	9.86	8.54		15.5	9.87	8.27	19.4

Departures	49,763	50,274		(1.0)	205,389	196,594	4.5
Average stage length (miles)	1,075	1,133		(5.2)	1,120	1,129	(0.9)
Average number of operating aircraft during period	139.9	132.1		5.8	139.5	127.8	9.2
Average fuel cost per gallon	$2.67	$2.34		14.0	$2.98	$2.09	42.5
Fuel gallons consumed (millions)	105	113		(7.1)	453	444	2.1
Percent of sales through jetBlue.com during period	75.7%	78.1%	(2.4	)pts.	76.7%	75.7%	1.0	pts.
Full-time equivalent employees at period end (a)					9,895	9,909	(0.1)

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
     (in millions)

	December 31,	December 31,
	2008	2007

Cash and cash equivalents	$561	$190
Total investment securities	244	644
Total debt	3,155	3,048
SOURCE: JetBlue Airways Corporation

JETBLUE AIRWAYS CORPORATION
NON-GAAP FINANCIAL MEASURES (b)

	Three Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2008
	$	Pre-tax margin	$	Pre-tax margin
	(millions)		(millions)
Income (Loss) before tax, excluding impairment of auction rate securities (ARS)
Loss before income taxes, as reported	$(49)	-6.0%	$(76)	-2.2%

Impairment of ARS	67		67
Put option related to ARS	(14)		(14)

ARS related charges, net	53		53

Income (loss) before taxes, excluding ARS related charges rate securities	$4	0.5%	$(23)	-0.7%

(b)	The fourth quarter of 2008 includes an other than temporary impairment charge for the Company’s investments in auction rate securities. Separately, during the fourth quarter, one of the institutions which brokered our ARS purchases granted the Company a put right. Beginning in 2010, this put right permits the Company’s sale of its auction rate securities with a par value of $85 million, at their full par value. This put right partially offsets the impairment charge. In management’s view, it is useful for investors to consider separately the impact of this impairment charge on the fourth quarter and full year operating results in order to facilitate our investors’ understanding of some of the key reasons for period to period fluctuations in our operating results and to distinguish between those reasons that relate to our ongoing operations and those that are a result of this impairment charge. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.